Exhibit 99.1

PolarityTE Announces Diabetic Foot Ulcer Trial Met Primary and Secondary Endpoint

Reports Peer-Reviewed Publication of Interim Results from Diabetic Foot Ulcer Trial in International Wound Journal

SALT LAKE CITY, May 10, 2021 – PolarityTE, Inc. (Nasdaq: PTE) today announced preliminary topline data demonstrating that a multi-center randomized controlled trial evaluating treatment of Diabetic Foot Ulcers with SkinTE® plus standard of care (SOC) vs SOC alone (NCT03881254) met the primary endpoint of wound closure at 12 weeks and secondary endpoint of Percent Area Reduction (PAR) at 12 weeks. 100 patients were evaluated across 13 sites with 50 patients receiving SkinTE plus SOC and 50 patients receiving SOC alone.

Primary Endpoint: 70% (35/50) of patients receiving SkinTE plus SOC had wound closure at 12 weeks versus 34% (17/50) of patients receiving SOC alone—p=0.00032.

Secondary Endpoint: Percent Area Reduction (PAR) at 12 weeks was significantly greater for the SkinTE plus SOC treatment group (84.4%) vs SOC alone (53.5%)—p=0.00024.

The results from this fully-enrolled 100 patient trial will be issued via a poster presentation entitled, “Topline Results: 100 Patient Randomized Controlled Trial to Evaluate the Treatment of Diabetic Foot Ulcers with a Novel Autologous Heterogeneous Skin Construct” and available to those attending the Symposium on Advanced Wound Care (SAWC) Spring Conference held virtually May 10-14, 2021. PolarityTE also plans to discuss the topline results during the Company’s upcoming earnings call scheduled for May 13, 2021 at 4:30 p.m. Eastern Time. The conference call can be accessed by dialing 1-800-377-1217 (U.S. and Canada) or +44 (0)330 027 2386 (International) with confirmation code 231666 and referencing “PolarityTE First Quarter 2021 Earnings Call”. A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast – CLICK HERE

PolarityTE is pleased to announce that two additional SkinTE presentations will be available for those attending the SAWC virtual event:

●	A case series selected for oral presentation on May 12th from 3:40-4:40 p.m. Central Time entitled, “Use of an Autologous Heterogeneous Skin Construct in the Treatment of Late-Effect Radiation Wounds”
●	An accepted poster entitled, “Closure of Stage IV Pressure Injuries with an Autologous Heterogeneous Skin Construct”

PolarityTE today also reported the recent publication of a peer-reviewed manuscript in the International Wound Journal reporting full interim analysis results of the Company’s Diabetic Foot Ulcer study: Armstrong DG, Orgill DP, Galiano R, et al. A multicentre, randomised controlled clinical trial evaluating the effects of a novel autologous, heterogeneous skin construct in the treatment of Wagner one diabetic foot ulcers: Interim analysis. Int Wound J. 2021; 1–12 (https://doi.org/10.1111/iwj.13598). These data demonstrated that the AHSC+SOC 12-week closure rates were significantly greater than the SOC alone closure rates (72% vs 32%, P = .005).

Nikolai Sopko, MD, PhD commented, “We are incredibly pleased to report these topline data, which are consistent with the data we observed from the protocol-specified interim analysis that was recently published in the International Wound Journal. We want to thank the patients who participated in the trial, our Principal Investigator, Dr. David Armstrong, all of the investigators in the trial, and the healthcare providers and clinical trial teams who navigated the immense challenges of Covid-19 to ensure that our patients remained safe and this trial was completed.” Dr. Sopko continued, “Most of all, we are excited about the clinical outcomes and believe that these results speak to the immense clinical promise that SkinTE holds for patients suffering from the significant unmet needs associated with chronic wounds. As we look towards our IND submission and an eventual BLA, we take great pride in these data and look forward to presenting the full data set in due course.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE®

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697